                                                         Exhibit No. EX-99.d.4.b

                          INVESTMENT COUNSEL AGREEMENT

                                     between

                              JONES & BABSON, INC.

                                       and

                       BABSON-STEWART IVORY INTERNATIONAL

THIS AGREEMENT by and between JONES & BABSON,  INC., a Missouri corporation with its  principal  office at the BMA Tower,  700  Karnes  Boulevard,  Kansas  City,
Missouri 64108  (hereinafter  referred to as the "Manager"),  and BABSON-STEWART
IVORY  INTERNATIONAL,  a Massachusetts  general  partnership  with its principal office  at One  Memorial  Drive,  Cambridge,  Massachusetts  02142  (hereinafter referred to as the "Investment  Counsel"),  is made pursuant to the approval and direction of the parties'  respective  Board of Directors and may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

     WITNESSETH:

     WHEREAS,   the  Manager  has  entered  into  a  Management  Agreement  with
     BABSON-STEWART   IVORY   INTERNATIONAL   FUND,  INC.  ("Fund")  to  provide
     management services,  including  investment advisory services,  the Manager desires  the  assistance  of the  Investment  Counsel  which can supply the following services:

     Research, analysis, advice and recommendations with respect to the purchase
     and  sale  of  securities   and  the  making  of  investment   commitments;
     statistical  information  and reports as may  reasonably  be required,  and general  assistance  in the  supervision  of the  investments  of the Fund, subject to the control of the  Directors  of the Fund and the  Directors of the Manager

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

               1.  During  the  term  of this  Agreement,  or any  extension  or extensions  thereof,  the Investment Counsel will, to the best of its ability, furnish the foregoing services.

               2. As compensation,  the Manager will pay Investment  Counsel for
               its  services  the  following   annual  fee  computed   daily  as
               determined  by the Fund's price  make-up sheet and which shall be payable  monthly  or at such  other  intervals  as  agreed by the parties:

                    a. Four hundred seventy-five  one-thousandths of one percent
                    (475/1000  of 1%) of the  average  daily total net assets of the Fund.

               3. This  Agreement  shall become  effective  upon its approval by shareholders of the Fund.

               4. The initial period of this  Agreement  shall be two years from its effectiveness.  Thereafter,  or at an earlier date determined by the  Board,  this  Agreement  may be  renewed  for  successive periods not  exceeding  one year only so long as such renewal and continuance  is  specifically  approved at least  annually by the
               Board of  Directors  of the Fund or by a vote of the  majority of the  outstanding  voting  securities of the Fund as prescribed by the Investment  Company Act of 1940 ("Act") and provided  further that such continuance is approved at least annually thereafter by a vote of a majority of the Directors who are not parties to such
               Agreement or  interested  persons (as defined by the Act) of such party,  cast in person at a meeting  called  for the  purpose  of voting on such approval. The Investment Counsel shall provide the
               Manager such information as may be reasonably necessary to assist the Directors of the Fund to evaluate the terms of the Management
               Agreement and this Agreement.  This Agreement  automatically will terminate  with the Management  Agreement  without the payment of any penalty,  upon sixty days  written  notice by the Fund to the
               Manager that the Board of Directors or the  shareholders  by vote of a majority of the outstanding  voting  securities of the Fund, as provided by the Act, has terminated the Management  Agreement.
               This Agreement shall automatically  terminate in the event of its assignment or assignment of the Management  Agreement unless such assignment is approved by the Directors and the  shareholders  of the Fund as herein  before  provided  or unless an  exemption  is obtained from the  Securities  and Exchange  Commission  from the provisions of the Act  pertaining  to the subject  matter of this paragraph.  The  Manager  shall  promptly  notify the  Investment
               Counsel  of any  notice of  termination  or of any  circumstances which are  likely to result in a  termination  of the  Management
               Agreement.

               5. It is  understood  and agreed that the services to be rendered by the Investment  Counsel to the Manager under the provisions of this  Agreement  are not to be  deemed to be  exclusive,  and the
               Investment  Counsel shall be free to render  similar or different services to others so long as its ability to render the  services provided for in this Agreement shall not be impaired thereby, and provided  further  that  the  services  to  be  rendered  by  the
               Investment  Counsel to the Manager  under this  Agreement and the compensation  provided for in Paragraph 2 hereof shall be limited solely to services with reference to the Fund.

               6.  The  Manager  agrees  that  it  will  furnish   currently  to
               Investment Counsel all information reasonably necessary to permit
               Investment  Counsel  to give the  advice  called  for under  this
               Agreement and such information with reference to the Fund that is reasonably  necessary to permit  Investment  Counsel to carry out its responsibilities under this Agreement,  and the parties agree that they will from  time to time  consult  and make  appropriate arrangements  as to specific  information  that is required under this  paragraph  and the frequency and manner with which it shall be supplied.

               7. The  Investment  Counsel  shall not be liable for any error of judgment or mistake at law or for any loss suffered by Manager of the Fund in connection  with any matters to which this  Agreement relates except that nothing herein  contained  shall be construed to protect the Investment Counsel against any liability by reason of  willful  misfeasance,  bad faith or gross  negligence  in the performance  of  its  duties  or by  reckless  disregard  of  its obligations or duties under this Agreement.

               8. In compliance with the provisions of the Management  Agreement between the Fund and the Manager,  Investment Counsel agrees with
               Manager  that  subject  to  the  terms  and  conditions  of  this
               Paragraph  8, the Fund may use the name of "David L.  Babson" (or any part thereof) as part of its name so long as the Manager,  or
               any   successor   in   interest,   continues   as   Manager   and
               BABSON-STEWART IVORY INTERNATIONAL, or any successor in interest, continues as Investment Counsel. Should the Fund terminate either the Manager, or its successor as Manager, or BABSON-STEWART IVORY
               INTERNATIONAL, or its successor as Investment Counsel, either the
               Manager,  or  BABSON-STEWART   IVORY   INTERNATIONAL,   or  their
               respective  successors in interest,  may elect to notify the Fund in writing that  permission to use the name "David L. Babson" (or any part thereof) has been  withdrawn.  It is understood that the
               Fund has, in its Management Agreement with the Manager, expressly agreed that it, its  officers,  directors and  shareholders  will take all necessary corporate action and proceed  expeditiously to change  the name of the Fund and not use any  other  name or take any action which would indicate the Fund's continued  association with BABSON-STEWART IVORY  INTERNATIONAL.  If the use of the name
               "David  L.  Babson"  (or any part  thereof)  is so  withdrawn  as aforesaid,  it is  understood  and agreed  that there shall be no limitation  with  respect to the future use of the name "David L.
               Babson"   (or  any  part   thereof)   by   BABSON-STEWART   IVORY
               INTERNATIONAL, or its successor in interest, or by the Manager or its successor in interest.

               9.  Although  it  is  not  anticipated,   there  may  occur  some
               unforeseen  reason  which  would  prohibit  BABSON-STEWART  IVORY
               INTERNATIONAL,  as a matter  of  reasonable  business  necessity, continuing  as  Investment  Counsel.  Should  such  circumstances occur,  BABSON-STEWART IVORY INTERNATIONAL,  or its successor may elect to terminate its services,  even though the Fund would want to  continue  to use the  name  "David  L.  Babson"  (or any part thereof) and continue to use the Manager,  or its  successor,  as
               manager  with   BABSON-STEWART   IVORY   INTERNATIONAL,   or  its
               successor,  as Investment Counsel. Upon receipt of such a written notice, the Fund, its officers, directors and shareholders,  have agreed  in the  Management  Agreement  between  the  Fund and the
               Manager,  for the benefit of BABSON-STEWART  IVORY INTERNATIONAL, to take all necessary corporate action and proceed  expeditiously to change the name of the Fund (but if necessary,  take up to one year from the effective date of the termination of the Management
               Agreement)  and not use any other  name or take any other  action which  would  indicate  the  Fund's  continued  association  with
               BABSON-STEWART  IVORY  INTERNATIONAL.  In consideration  for this right,  BABSON-STEWART  IVORY INTERNATIONAL agrees that should it so request the  withdrawal  of the name "David L. Babson" (or any part  thereof)  it will not permit  another  investment  company, whether or not  registered  under the Act, to use the name "David
               L. Babson" (or any part thereof) as part of its name for a period of five years  subsequent  to the  effective  date of the written withdrawal request, unless this prohibition is waived or modified by a majority vote of the Fund's shareholders entitled to vote at a duly constituted meeting of the Fund's  shareholders  following receipt of the request,  and if any such action is also  approved by the majority of shares entitled to vote at a duly  constituted meeting of the  shareholders  of the  Manager.  For this right to withdraw  the name "David L. Babson" (or any part  thereof)  from the use of the Fund,  BABSON-STEWART  IVORY INTERNATIONAL  agrees that it will not compete with the Manager for the  management  of the Fund during said  five-year  period,  unless this  no-compete provision is waived by a majority of the shares  entitled to vote at a duly constituted meeting of the shareholders of the Manager.

Each party hereby  executes  this  Agreement as of the 1st day of August,  2000, pursuant to the authority granted by its Board of Directors.

                                              BABSON-STEWART IVORY INTERNATIONAL

                                              By: /s/ Stephen B.

ATTEST: /s/Claudia G. Clark

                                              JONES & BABSON, INC.

                                              By:/s/Stephen S. Soden

ATTEST: /s/Martin A. Cramer